Exhibit 21.1.

Subsidiaries of Emergent Capital, Inc., a Florida corporation

Entity                            Jurisdiction
Blue Heron Designated Activity Company        Ireland
Golden Sparrow, LLC                    Delaware
Harbordale, LLC                    Delaware
Imperial Finance & Trading, LLC            Florida
Imperial Life Settlements, LLC            Delaware
Imperial Premium Finance, LLC            Florida
Imperial Settlements Financing 2010, LLC        Georgia
Lamington Road Bermuda Ltd.            Bermuda
Lamington Road Designated Activity Company    Ireland
Markley Asset Portfolio, LLC                Delaware
OLIPP IV, LLC                    Delaware
Red Falcon Trust                    Delaware
Red Reef Alternative Investments, LLC        Delaware
Washington Square Financial, LLC            Georgia
White Eagle Asset Portfolio, LP            Delaware
White Eagle General Partner, LLC            Delaware